EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into this 16th day of August, 2000, but is effective for all purposes as of February 7, 2000, by and between CHICO'S FAS, INC. a Florida corporation (the "Employer"), and HELENE B. GRALNICK, residing at 648 Lake Murex Circle, Sanibel Island, Florida 33957, (the "Executive").

                              W I T N E S S E T H:

         1. EMPLOYMENT. The Employer hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

         2.       TERM.

                  Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall begin as of February 7, 2000 and shall continue through January 31, 2003; provided, however, that beginning on February 1, 2003 and on each February 1st (each a "Renewal Date") thereafter, the term of this agreement shall automatically be extended for one additional year unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date.

         3.       COMPENSATION; REIMBURSEMENT, ETC.

                  (a) BASIC SALARY. The Employer shall pay to the Executive as compensation for all services rendered by the Executive during the term of this Agreement a basic annualized salary as follows (the "Basic Salary"), or such other sum as the parties may agree on from time to time, payable monthly or in other more frequent installments, as determined by the Employer:

                  PERIOD                                               BASIC ANNUALIZED SALARY
                  ------                                               -----------------------
         For the period from February 7, 2000
                   through January 31, 2001                                     $230,000

         For the period from February 1, 2001
                   through January 31, 2002                                     $250,000

         For the period from February 7, 2002
                   through January 31, 2003 and thereafter                      $275,000

The Board of Directors of the Employer shall have the right to increase the Executive's compensation from time to time by action of the Board of Directors. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or


                                       1.

bonuses to the Executive in addition to the bonuses provided for in Section 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Executive.

                  (b) BONUSES. In addition to the Basic Salary to be paid pursuant to Section 3(a) of this Agreement, during the term of this Agreement or any renewal or extension, the Company shall pay to the Executive as incentive compensation quarterly and annual bonuses in accordance with the incentive bonus plan(s) adopted from time to time by the Board or the Compensation and Benefits Committee of the Board (the "Committee"), as the case may be. Such plan for the initial three year term of this Agreement ending January 31, 2003, among other things, shall establish a "Target Bonus" equal to 50% of the Executive's Basic Salary and a "Maximum Bonus" equal to 100% of the Executive's Basic Salary.

                  (c) STOCK OPTIONS. The Executive shall participate in under the Employer's stock option plan or plans, in accordance with the terms thereof, through the grant by the Committee of nonqualified options to purchase shares of the Employer's common stock, as follows (the "Options"), provided that Executive remains employed by the Employer on the approximate date of grant:

                  APPROXIMATE DATE OF GRANT                  NUMBER OF OPTIONS
                  -------------------------                  -----------------

                  Effective Date of this Agreement                      25,000
                  February 1, 2001                                      30,000
                  February 1, 2002                                      30,000

The date of grant for each tranche of Options shall be the respective day on which the Committee acts to effectuate the respective grant. The initial exercise price for each tranche of the Options shall be the closing price for the Company's stock on the Nasdaq Stock Market (NMS) on the respective date of grant. The Options shall be subject to the terms of the applicable stock option plan under which they are issued.

                  (d) REIMBURSEMENTS. The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of her duties under this Agreement; provided, however, that the Executive must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

                  (e) OTHER FRINGE BENEFITS. The Executive shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other senior officers of the Employer.

                  (f) AUTOMOBILE. The Executive shall provide her own automobile for use as an employee hereunder. The Executive shall at all times maintain said automobile in good repair and condition and shall insure both Employer and Executive against claims for bodily injury, death or


                                       2.

property damage occurring as a result of its use to the limit of not less than Five Hundred Thousand ($500,000.00) Dollars in respect to any one accident and to the limit of not less than One Million ($1,000,000.00) Dollars in respect to any one accident and to the limit of not less than One Hundred Thousand ($100,000.00) Dollars in respect to property damage.

                  (g) DEFERRAL OF CERTAIN COMPENSATION PAYMENTS. Notwithstanding any other provisions of this Agreement to the contrary, any portion of the cash compensation otherwise payable to the Executive under this Agreement shall not be paid currently in cash to the Executive hereunder if pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar or successor provision ("Section 162(m)"), the Company would not be entitled to a current deduction for federal income tax purposes in respect of the payment of such portion of the cash compensation (any such compensation being referred to as "Section 162(m) Non-Deductible Compensation"). The payment of any such Section 162(m) Non-Deductible Compensation shall be deferred (the "Deferred Compensation"). The Deferred Compensation shall be recorded on the books of the Company but shall be unfunded. The Executive's right to receive the Deferred Compensation in cash shall arise automatically no later than 30 days after the first time when the deduction for federal income taxes by the Company in respect of the Section 162(m) Non-Deductible Compensation to which the Deferred Compensation relates would no longer be prohibited by Section 162(m).

         4. DUTIES. The Executive is engaged as the Chief Executive Officer and President. In addition, the Executive shall have such other duties and hold such other offices as may from time to time be reasonably assigned to her by the Board of Directors of the Employer.

         5.       EXTENT OF SERVICES; VACATIONS AND DAYS OFF.

                  (a) EXTENT OF SERVICES. During the term of her employment under this Agreement, the Executive shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing her duties pursuant to this Agreement.

                  (b) VACATIONS. The Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer and applied to other senior officers of the Employer.

         6. FACILITIES. The Employer shall provide the Executive with a fully furnished office, and the facilities of the Employer shall be generally available to the Executive in the performance of her duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be supplied by the Employer.


                                       3.

         7.       ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

                  (a) DEATH OF EXECUTIVE. If the Executive dies during the term of her employment, the Employer shall pay to the estate of the Executive such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Executive up to the end of the month in which her death occurs plus six (6) month's Basic Salary. The Employer shall have no additional financial obligation under this Agreement to the Executive or her estate. After receiving the payments provided in this subparagraph (a), the Executive and her estate shall have no further rights under this Agreement.

                  (b)      DISABILITY OF EXECUTIVE

                           (i)      During any period of disability, illness or
incapacity during the term of this Agreement which renders the Executive at least temporarily unable to perform the services required under this Agreement for a period which shall not equal or exceed one hundred and eighty (180) continuous days, or one hundred and eighty (180) continuous days in any one (1) year period, the Executive shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned but not yet paid, less any benefits received by her under any disability insurance carried by or provided by the Employer. All rights of the Executive under this Agreement (other than rights already accrued) shall terminate as provided below upon the Executive's permanent disability (as defined below), although the Executive shall continue to receive any disability benefits to which she may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time.

                           (ii)     The term "permanent disability" as used in
this Agreement shall mean the inability of the Executive, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of her under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or in capacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make herself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.


                                       4.

         8.       OTHER TERMINATIONS.

                  (a)      VOLUNTARY TERMINATION BY EXECUTIVE.

                           (i)      The Executive may terminate her employment
hereunder upon giving at least ninety (90) days' prior written notice. In addition, the Executive shall have the right to terminate her employment hereunder on the conditions and at the times provided for in Section 8(d) of the Agreement.

                           (ii)     If the Executive gives notice pursuant to
Section 8(a) above, the Employer shall have the right to relieve the Executive, in whole or in part, of her duties under this Agreement (without reduction in compensation through the termination date).

                  (b)      TERMINATION BY EMPLOYER.

                           (i)      Except as otherwise provided in this
Agreement, the Employer may terminate the employment of the Executive hereunder only for good cause and upon written notice; provided, however, that no breach or default by the Executive shall be deemed to occur hereunder unless the Executive shall have failed to cure the breach or default within thirty (30) days after she received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

                           (ii)     As used herein, "good cause" shall include:

                                    (1)      the Executive's conviction of

         either a felony involving moral turpitude or any crime in connection with her employment by the Employer which causes the Employer a substantial detriment, but specifically shall not include traffic offenses;

                                    (2)      actions by the Executive as an
         executive officer of the Employer which clearly are contrary to the best interests of the Employer;

                                    (3)      the Executive's willful failure to
         take actions permitted by law and necessary to implement policies of the Employer's Board of Directors which the Board of Directors has communicated to her in writing, provided that minutes of a Board of Directors meeting attended in its entirety by the Executive shall be deemed communicated to the Executive;

                                    (4)      the Executive's continued failure
         to attend to her duties as an executive officer of the Employer; or



                                       5.

                                    (5)      any condition which either resulted
         from the Executive's substantial dependence, as determined by the Board of Directors of the Employer, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

                           (iii)    Termination of the employment of the
Executive for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment "without good cause."

                  (c) CONTINUATION OF COMPENSATION FOLLOWING TERMINATION WITHOUT GOOD CAUSE.

                           (i)      If the Employer shall terminate the
employment of the Executive without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Employer being referred to herein as the "Accelerated Termination Date"), the Executive, until the termination date provided for in Section 2 or until the date which is twelve (12) months after the Accelerated Termination Date, whichever is later, shall continue to receive the Basic Salary and employee benefits (including without limitation the bonus that would have otherwise been payable during such compensation continuation period under the bonus plan in effect immediately before the Accelerated Termination Date) that the Employer has heretofore in Section 3 agreed to pay and to provide for the Executive, in each case in the amount and kind and at the time provided for in Section 3; provided that, notwithstanding such termination of employment, the Executive's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

                           (ii)     The parties agree that, because there can be
no exact measure of the damage that would occur to the Executive as a result of a termination by the Employer of the Executive's employment without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Executive's employment without good cause, and the Employer agrees that the Executive shall not be required to mitigate her damages.

                  (d)      RIGHTS UPON CHANGE IN CONTROL.

                           (i)      If a Change in Control of the Employer, as
defined in Section 8(d)(ii) shall occur and the Executive shall:

                                    (1)      voluntarily terminate her
         employment within one year following such Change in Control and such termination shall be as a result of the Executive's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting her position, she can no longer adequately exercise the

                                       6.

         authorities, powers, functions or duties attached to her position as an executive officer of the Employer; or

                                    (2)      voluntarily terminate her
         employment within one year following such Change in Control, and such termination shall be as a result of the Executive's good faith determination that she can no longer perform her duties as an executive officer of the Employer by reason of a substantial diminution in her responsibilities, status or position; or

                                    (3)      have her employment terminated by
         the Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

then in any of the above three cases, the Executive shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the sum of the monthly amounts of her Basic Salary for a period equal to the greater of 12 months or the number of full months remaining in the period from the date of such termination through the termination date provided for in Section 2 of this Agreement plus an amount equal to the aggregate of all bonuses earned by the Executive with respect to the 12 month period ended on the fiscal quarter end which next precedes such date of termination.

                           (ii)     For purposes of this Agreement, a "Change in
Control" shall mean:

                                    (1)      the obtaining by any party of fifty
         percent (50%) or more of the voting shares of the Employer pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

                                    (2)      individuals who were members of the
         Employer's Board of Directors immediately prior to any particular meeting of the Employer's shareholders which involves a contest for the election of directors fail to constitute a majority of the members of the Employer's Board of Directors following such election; or

                                    (3)      the Employer's executing an
         agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary; or

                                    (4)      the Employer's adoption of a plan
         of dissolution or liquidation; or

                                    (5)      the Employer's executing an
         agreement concerning a merger or consolidation involving the Employer in which the Employer is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent


                                       7.

         (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of the Employer immediately prior to such merger or consolidation.

                           (iii)    The provisions of Section 8(c) and this
Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in Section 8(d)(ii), then the Executive shall be entitled to the amount payable to the Executive under Section 8(d)(i) reduced by the amount that the Executive has received under Section 8(c) up to the date of the change in control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

                  (e) COMPENSATION PAYABLE UPON TERMINATION BY EMPLOYER FOR GOOD CAUSE OR VOLUNTARILY BY EMPLOYEE ABSENT CHANGE IN CONTROL. If the employment of the Executive is terminated for good cause under Section 8(b)(ii) of this Agreement, or if the Executive voluntarily terminates her employment by written notice to the Employer under Section 8(a) of this Agreement without reliance on Section 8(d), the Employer shall pay to the Executive any compensation earned but not paid to the Executive prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement.

                  (f) RELEASE. Payment of any compensation to the Executive under this Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Executive in substantially the form attached to this Agreement as Exhibit A.

         9. DISCLOSURE. The Executive agrees that during the term of her employment by the Employer, she will disclose and disclose only to the Employer all ideas, methods, plans, developments or improvements known by her which relate directly or indirectly to the business of the Employer, whether acquired by the Executive before or during her employment by the Employer. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

         10.      CONFIDENTIALITY. The Executive agrees to keep in strict

secrecy and confidence any and all information the Executive assimilates or to which she has access during her employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Executive agrees that both during and after the term of her employment by the Employer, she will not, without the prior written consent of the Employer,


                                      8.

disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

         11.      NONCOMPETITION AND NONSOLICITATION.

         The Executive hereby acknowledges that, during and solely as a result of her employment by the Employer, she has received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Executive by the Employer as a result of the Executive's employment, as outlined in the previous sentence, the Executive hereby agrees as follows:

                  (a) NONCOMPETITION. During the term of the Executive's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of two (2) years after the termination of her employment with the Employer, regardless of the reason for such termination, the Executive shall not, directly or indirectly, enter into, engage in, be employed by or consult with any business which competes with the business of the Employer by selling, offering to sell, soliciting offers to buy, or producing, or by consulting with others concerning the selling or producing of, any product substantially similar to those now sold or produced by the Employer or included in the product lines then developed by the Employer for sale or production, or by engaging in transactions with any person who was a vendor of merchandise to the Employer; provided that the restriction on the ability to deal with a vendor shall not apply to dealing with any vendor from whom the Employer has not purchased or is not expected to purchase in excess of $250,000 of merchandise in any one fiscal year and shall not apply to dealing with a vendor in connection with any transaction which does not involve, directly or indirectly, a product substantially similar to those being sold or produced by the Employer. The Executive shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Employer. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ), or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Employer and that do not diminish or detract from the Executive's ability to render her required attention to the business of the Employer.

                  (b) NONSOLICITATION. During her employment with the Employer and, except as may be otherwise herein provided, for a period of two
(2) years following the termination of her employment with the Employer, regardless of the reason for such termination, the Executive agrees she will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of the Employer to terminate their


                                       9.

employment unless such solicitation is consented to in writing by an authorized senior officer of the Employer (other than the Employer or a person related to the Employee) prior to such solicitation.

                  (c) EXTENSION OF PROHIBITION PERIOD. The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 11(a) or (b) shall be extended by any length of time during which the Executive is in breach of such covenants.

                  (d) INDEPENDENT COVENANTS. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

                  (e) DIVISIBLE COVENANTS. It is agreed by the Employer and Executive that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Employer and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

         12. SPECIFIC PERFORMANCE. The Executive agrees that damages at law will be an insufficient remedy to the Employer if the Executive violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Executive agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

         13.      PAYMENT OF EXCISE TAXES.

                  (a) PAYMENT OF EXCISE TAXES. If the Executive is to receive any (1) Change of Control Payment under Section 8(d) of this Agreement,
(2) any benefit or payment under Section 7 as a result of or following the death or permanent disability of the Executive, or (3) any benefit or


                                       10.

payment under Section 8(c) as a result of or following any termination of employment hereunder Without Good Cause (such sections being referred to as the "Covered Sections" and the benefits and payments to be received thereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payment(s) under any of the Covered Sections or by the Employer under another plan or agreement (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Employer shall pay the Executive an additional cash amount (the "Gross Up") such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments (and any Excise Tax on the federal income tax and Excise Tax on any amounts paid as Gross Up under this Section 13) shall be equal to the Payments.

                  (b) CERTAIN ADJUSTMENT PAYMENTS. For purposes of determining the Gross Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Employer and reasonably acceptable to the Executive. The Gross Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (without interest but with additional Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by the Employer in cash in a lump sum within thirty (30) days of such computation, or if less than the Gross Up any amount due the Employer as a result of such adjustment shall be paid to the Employer by the Executive in cash in a lump sum within thirty (30) days of such computation.

         14. COMPLIANCE WITH OTHER AGREEMENTS. The Executive represents and warrants that the execution of this Agreement by her and her performance of her obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Executive is a party or by which the Executive is or may be bound.

         15. WAIVER OF BREACH. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Executive shall not be construed as a waiver of any subsequent breach by the Executive.

         16. BINDING EFFECT; ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. It is expressly acknowledged that the provisions of Section 11 relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Employer's successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.


                                      11.

         17. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including without limitation any previously existing employment agreements between the parties. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         18. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         19. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

         20. NOTICE. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

         To the Employer:                         Chico's FAS, Inc.
                                                  11215 Metro Parkway
                                                  Ft. Myers, Florida  33912

         With a copy to:                          Gary I. Teblum, Esquire
                                                  Trenam, Kemker, Scharf, Barkin
                                                    Frye, O'Neill & Mullis, P.A.
                                                  Post Office Box 1102
                                                  Tampa, Florida 33601


         To the Executive at her address herein first above written.


                                       12.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                          CHICO'S FAS, INC.



                                          By: /s/ JOHN BURDEN
                                             -----------------------------------
                                              John Burden, Chairperson,
                                              Compensation & Benefits Committee


                                          EXECUTIVE:


                                             /s/ HELENE B. GRALNICK
                                          --------------------------------------
                                          Helene B. Gralnick



                                       13.

                                    EXHIBIT A
                                       TO
                  EMPLOYMENT AGREEMENT WITH HELENE B. GRALNICK
                          DATED AS OF FEBRUARY 7, 2000


                                     RELEASE

         WHEREAS, _______________________________ (the "Executive") is an
employee of Chico's FAS, Inc., (the "Company") and is a party to the Employment Agreement dated __________________ (the "Agreement");

         WHEREAS, the Executive's employment has been terminated in accordance with Section 8___ of the Agreement; and

         WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

         2. This Release is effective on the date hereof and will continue in effect as provided herein.

         3. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Released Party, including but not limited to:

         (a) any and all claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

         (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

         (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

         4. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

         5.       The Executive further agrees and acknowledges that:

         (a) The Release provided for herein releases claims to and including the date of this Release;

         (b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

         (c) The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

         (d) The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

         6. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.

         7. The Executive waives and releases any claim that the Executive has or may have to reemployment after __________________________.

         IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.


Dated:__________________________                        ________________________
                                                        Executive